UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 13, 2007
(Date of earliest event reported)
Quest Resource Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)
9520 North May Ave., Suite 300
Oklahoma City, Oklahoma 73120
(Address of principal executive office)(Zip Code)
(405) 488-1304
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Quest Midstream Partners, L.P. Purchase and Sale Agreement
     On October 15, 2007, the Board of Directors of Quest Midstream GP, LLC ( “Quest Midstream GP”), a subsidiary of Quest Resource Corporation (the “Company”), and the general partner of Quest Midstream Partners, L.P. (the “Partnership”), approved the Partnership’s entry into a Purchase and Sale Agreement (“Enbridge Purchase Agreement”) with Enbridge Midcoast Energy, L.P. and Midcoast Holdings No. One, L.L.C. (the “Sellers”), dated October 9, 2007, whereby the Partnership would purchase all of the membership interests in the two general partners of Enbridge Pipelines (KPC), the owner of a 1,120 mile interstate gas pipeline (the “KPC Pipeline”) running from Oklahoma to Missouri. In addition, the Partnership would purchase certain lateral pipelines related to the KPC Pipeline. Under the Enbridge Purchase Agreement, the Partnership would acquire the membership interests in the two general partners and the related lateral pipelines for $133 million in cash, subject to a working capital adjustment. The Enbridge Purchase Agreement provides that the transaction will be treated as an asset sale under Section 338(h)(10) of the Internal Revenue Code.
     The closing is subject to completion of the closing conditions under the Enbridge Purchase Agreement, including obtaining applicable government approvals and other customary closing conditions, no later than January 1, 2008.
     Because of certain third party rights associated with the market laterals, it is likely that the Partnership will not be able to purchase these market laterals at the same time it purchases the membership interests. If these third party rights are exercised, the Partnership may not be able to purchase these market laterals at all, but would receive a reduction in the purchase price paid to the Sellers.
Quest Midstream Partners, L.P. Private Placement Purchase Agreement
     On October 15, 2007, the Board of Directors of Quest Midstream GP approved the Partnership’s entry into a Purchase Agreement (the “Private Placement Purchase Agreement”) with Quest Midstream GP, the Company, and a group of institutional investors led by Alerian Capital Management, LLC (the “Investors”), dated October 15, 2007. Pursuant to the Private Placement Purchase Agreement, the Partnership would sell up to 3,750,000 common units, representing an approximate 27.12% interest in the Partnership, to the Investors, for $20.00 per common unit, or approximately $75 million. In connection with the consummation of the private placement, Quest Midstream GP would purchase 76,531 general partner units to maintain its 2% general partner interest in the Partnership and would then own 276,531 general partner units and all of the incentive distribution rights in the Partnership.
     The net proceeds of the offering will be used to fund a portion of the purchase price for the acquisition of the KPC Pipeline described above. The closing is subject to completion of the closing conditions under the Enbridge Purchase Agreement being met or waived and other customary closing conditions.
     The Private Placement Purchase Agreement contains representations and warranties and indemnification agreements that are customary for transactions of this nature. The offering was conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. The securities offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On October 13, 2007, the Board of Directors of the Company approved an amendment to the Company’s bylaws. The amendment revises provisions in the bylaws governing the issuance and transfer of both certificated and uncertificated shares of stock, and is intended to comply with NASDAQ rules that require that the Company’s listed securities be eligible for a Direct Registration System by January 1, 2008. A copy of the First Amendment to the Second Amended and Restated Bylaws of the Company (with amendments marked) is filed as Exhibit 3.1(a) to this Current Report on Form 8-K and is incorporated herein by reference. A clean copy of the First Amendment to the Second Amended and Restated Bylaws of the Company is filed as Exhibit 3.1(b) hereto.
Item 7.01 Regulation FD Disclosure.
     On October 16, 2007, the Company issued a press release announcing the execution of the Enbridge Purchase Agreement and the Private Placement Purchase Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.
     The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth in such filing.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

3.1(a)	First Amendment to the Second Amended and Restated Bylaws of Quest Resource Corporation, marked to show the changes resulting from the amendments reported in this Current Report on Form 8-K.

3.1(b)	First Amendment to the Second Amended and Restated Bylaws of Quest Resource Corporation.

99.1	Press release of Quest Resource Corporation dated October 16, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: October 16, 2007